Exhibit 99.2

Execution Version

FS/KKR ADVISOR, LLC

3025 JFK Boulevard, OFC 500

Philadelphia, Pennsylvania 19104

June 29, 2026

FS KKR Capital Corp.

3025 JFK Boulevard

OFC 500

Philadelphia, PA 19104

Attn: Michael C. Forman

Re:	Waiver of Certain Advisory Fees

Dear Mr. Forman:

Reference is hereby made to the Amended and Restated Investment Advisory Agreement, dated June 16, 2021 (as it may be further amended and restated from time to time, the “Investment Advisory Agreement”), by and between FS KKR Capital Corp., a Maryland corporation (the “Company”), and FS/KKR Advisor, LLC, a Delaware limited liability company (the “Adviser”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Investment Advisory Agreement.

Subordinated Incentive Fee on Income

Beginning with the fiscal quarter ending June 30, 2026 and continuing through and including the fiscal quarter ending March 31, 2027 (the “Waiver Period”), the Adviser hereby agrees to waive 50% of the Subordinated Incentive Fee on Income that the Adviser would otherwise be entitled to receive from the Company under the Investment Advisory Agreement for each fiscal quarter during the Waiver Period. No portion of such waived Subordinated Incentive Fee on Income shall be subject to recoupment.

*                    *                    *

This Waiver Letter shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended (the “1940 Act”).

This Waiver Letter may be terminated prior to the expiration of the Waiver Period only by the Company, by the vote of the Board of Directors of the Company, including the vote of a majority of the directors of the Company who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Company.

This Waiver Letter may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Counterparts may be delivered by e-mail (including Portable Document Format (.pdf) or any electronic signature complying with the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000 (e.g., www.docusign.com)) or other transmission method, and any counterpart so delivered shall be deemed to constitute an original signature, have been duly and validly delivered and be deemed the same as a handwritten signature for the purposes of validity, enforceability and admissibility pursuant to the ESIGN Act, the Uniform Electronic Transactions Act (UETA) model law or similar applicable laws.

[Signature page to follow]

Sincerely yours,

FS/KKR ADVISOR, LLC

By:	/s/Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer

Acknowledged and Agreed:

FS KKR Capital Corp.

By:	/s/Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer

[Signature Page to FSK Advisory Fee Waiver Letter]